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                                                                   Exhibit 99.2


          CBS CORPORATION AND SPORTSLINE USA EXTEND STRATEGIC ALLIANCE

                         CBS INCREASES OWNERSHIP TO 18%

                          COULD GROW TO MORE THAN 27%

    SPORTSLINE USA TO RECEIVE ADDITIONAL PROMOTION IN EXCESS OF $100 MILLION

         NEW YORK & FT. LAUDERDALE, Fla.-- February 11, 1999 -- CBS Corporation (NYSE: CBS) and SportsLine USA, Inc. (Nasdaq: SPLN) today announced the extension of the equity-for-promotion exchange that created CBS SportsLine (cbs.sportsline.com), the nation's premier online media service devoted exclusively to sports information, news and merchandise. The announcement was made by Mel Karmazin, president and chief executive officer, CBS Corporation and Michael Levy, president and chief executive officer, SportsLine USA. In March 1997, CBS and SportsLine USA first joined forces under a five-year agreement, marking CBS Corporation's first strategic new media initiative. The original agreement has been extended for an additional five years, through December 31, 2006.

         "This marks another step in our strategy of leveraging our brands to increase our position in new media," said Karmazin. "SportsLine USA provides the best sports content on the Internet, and together with our investment in CBS Marketwatch.com, and our new relationship with America Online as that company's sole branded news provider, CBS is continuing to grow our strong presence on the Internet."

         "Our relationship with CBS resulted in the creation of the number-one sports content and commerce site on the Internet, and this extension illustrates our long-term commitment to continued growth," said Levy. "The promotional and sales power that CBS brings to the table, combined with SportsLine USA's award-winning content and products, positions CBS SportsLine as the premier interactive sports brand for years to come."

         Under the terms of the new agreement, CBS will receive additional equity in SportsLine USA, in exchange for providing additional promotional and sales opportunities. CBS will also receive warrants to purchase additional shares of SportsLine USA common stock. Before the new agreement, CBS's ownership in SportsLine USA was approximately 12.5% and could have grown to approximately 17% at the end of the five-year term. Under the terms of the new agreement, CBS's stake in SportsLine USA will immediately increase to approximately 18%. Based on SportsLine USA's current stock price, CBS's ownership could grow to in excess of 27%.

         The extended agreement provides for the CBS Television Network to promote CBS SportsLine during CBS Sports broadcasts pursuant to a promotional schedule that is projected to have a value in excess of $100 million over the five-year extension term. Additionally, to provide greater reach for advertisers, CBS will immediately begin to expand the integration and packaging of advertising for the CBS SportsLine brand with CBS Sports and CBS Plus, CBS's cross-media sales organization. Revenue sharing in connection with the CBS SportsLine site has also been revised to further incent CBS to help grow and participate in SportsLine USA's multiple revenue streams, which include advertising, membership and premium services and e-commerce.



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About SportsLine USA, Inc.

         SportsLine USA, Inc. (Nasdaq: SPLN) is a leading Internet-based sports media company that provides branded, interactive information and programming as well as merchandise to sports enthusiasts worldwide. The publisher of CBS SportsLine (cbs.sportsline.com), SportsLine USA's content includes more than 400,000 pages of multimedia sports information, entertainment and merchandise, covering all major professional, collegiate and international sports with exclusive content from sports teams, organizations and superstars such as Michael Jordan, Tiger Woods and Shaquille O'Neal. The Sports Store (www.thesportsstore.com) is SportsLine USA's electronic commerce arena offering a unique collection of sports-related merchandise, memorabilia and licensed products. In 1998, the Company acquired two golf-related properties, GolfWeb (www.golfweb.com) the Internet's premier golf site, and International Golf Outlet (www.igogolf.com), a leading Internet retailer of fine golf products and equipment. SportsLine USA was founded in 1994, and its flagship Internet sports service was renamed CBS SportsLine in March of 1997 as part of an exclusive five-year promotional and content agreement with CBS Sports that extends through 2006.

About CBS Corporation

         CBS Corporation is one of the largest media companies in the world. It is comprised of the CBS Television Network, with programming operations in Entertainment, News, Sports and Syndication; the CBS Television Stations Division, with 14 CBS Owned television stations, seven of which are in the Top 10 markets; CBS Cable, with two country networks, and its regional sports operations; and more than 80% stake in Infinity Broadcasting Corporation, which includes more than 160 radio stations and TDI, the Company's outdoor advertising business.

         Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine USA's actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, the growth rate of the Internet, constantly changing technology and market acceptance of the company's products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine USA's Securities and Exchange Commission filings, including those discussed under the caption "Risk Factors That May Affect Future Results" in SportsLine USA's Annual Report on Form 10-K for the year ended December 31, 1997. SportsLine USA undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:

SportsLine USA, Inc.
Larry Wahl, 954/351-2120 ext. 7225
         or
CBS Corporation
Dana McClintock, 212/975-1077